Oramed Pharmaceuticals Announces Completion of Patient Enrollment for Pivotal Phase 2B Clinical Trials of ORMD-0801

Key Trial for Oral Insulin with Expected Results at the End of Q1 of 2010

JERUSALEM, Israel—January 19, 2009-- Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB) announced today the completion of patient enrollment in the Phase 2B clinical study of its oral insulin capsule, ORMD-0801. The last of the thirty Type II diabetes patients was enrolled for a study in which subjects will be administered the insulin-based capsule for a period of six weeks.

The randomized, double-blind, placebo-controlled, multi-centered study will evaluate the safety, tolerability, and efficacy of Oramed’s oral insulin delivery technology. The study is taking place in five locations throughout South Africa and is being monitored by OnQ Consulting, a clinical research organization (CRO) based in Johannesburg, South Africa. Study results are expected by the end of first quarter of 2010.

This trial marks an important milestone in ORMD-0801 saftey testing, assessing the first indication of ORMD-0801 on a large group of volunteers over an extended treatment period.

“The closing of enrollment for the Phase 2B trial is an exciting accomplishment for us, as it moves us closer to completing this trial and receiving the results. In the upcoming months, we look forward to being able to share the results from the trial, which will mark a major milestone in the development of oral insulin”, explained Nadav Kidron, CEO of Oramed Pharmaceuticals.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research performed by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Safe Harbor Statement

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Source: Oramed Pharmaceuticals, Inc.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
Cell: + 972-54-334-318Office: + 972-2-566-0001Email: tara@oramed.com